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                                            EXHIBIT 12

                         COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                      FOR THE YEARS ENDED SEPTEMBER 30,
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(DOLLARS IN THOUSANDS)                         2003       2002         2001         2000        1999
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
Income before taxes                        $700,203   $578,275     $637,790     $739,591    $574,084
Add fixed charges:
Interest expense-excluding
  interest on deposits                       22,924     18,108       21,336       22,580      26,989
Interest expense-deposits                     6,122      9,812       10,768        2,742       3,622
Interest factor on rent                      13,413     20,977       20,228       19,170      12,953
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Total fixed charges                         $42,459    $48,897      $52,332      $44,492     $43,564
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Earnings before fixed charges and
  taxes on income                          $742,662   $627,172     $690,122     $784,083    $617,648
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Ratio of earnings to fixed charges-
  including interest on deposits               17.5       12.8         13.2         17.6        14.2
Ratio of earnings to fixed charges-
  excluding interest on deposits               20.3       15.8         16.3         18.7        15.4
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